EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59023V332	PRINCIPAL AMOUNT: 5,540,000 Units, $10 principal amount per Unit ($55,400,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTES, SERIES C

Leveraged Natural Gas Notes linked to the Value of Natural Gas

(the “Notes”)

MARKET MEASURE:	STATED MATURITY:	ORIGINAL ISSUE DATE:
The value of natural gas as measured by the natural gas futures contract traded on the New York Mercantile Exchange scheduled for delivery in October 2010 (the “Contract”)	October 4, 2010	June 11, 2008

STARTING VALUE: $9.972	THRESHOLD VALUE: $8.4762	CAPPED VALUE: $16.0360 per Unit

PARTICIPATION RATE: 300%	DOWNSIDE LEVERAGE FACTOR: 100%	SPECIFIED CURRENCY: United States dollar

CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated	DENOMINATIONS: Integral multiples of $10 principal amount (each, a “Unit”)	BUSINESS DAY: Any day on which the New York Mercantile Exchange (“NYMEX”) is open for trading and the price of the Contract is calculated and published

DEFAULT RATE: The then current Federal Funds Rate (as defined below), reset daily	OTHER PROVISIONS: Not applicable

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per Unit on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment on the Stated Maturity

On the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount per Unit. The “Redemption Amount” with respect to each Unit shall be determined by the Calculation Agent and shall equal:

(i)      If the Ending Value (as defined below) is greater than the Starting Value:

$10 +	[	$10 ×	(	Ending Value – Starting Value	)	× Participation Rate	]	;
Starting Value

provided, however, the Redemption Amount per Unit shall not exceed the Capped Value; or

(ii)     If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, the $10 principal amount per Unit; or

(iii)    If the Ending Value is less than the Threshold Value:

$10 +	[	$10 ×	(	Ending Value – Threshold Value	)	× Downside Leverage Factor	]	;
Starting Value

The “Ending Value” shall be determined by the Calculation Agent and shall equal the value of the Contract at the close of the market at 2:30 P.M., New York time, on the Valuation Date (as defined below), as published in the Wall Street Journal (absent manifest error).

The “Valuation Day” will be September 27, 2010. If a Market Disruption Event (as defined below) occurs on September 27, 2010 or that date is not a Business Day, the Valuation Date shall be the next scheduled Business Day. If a Market Disruption Event occurs or is continuing on the next scheduled Business Day, the Calculation Agent will determine the Ending Value in good faith using its reasonable judgment.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Market Disruption Events

“Market Disruption Event” means any of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on NYMEX (without taking into account any extended or after-hours trading session), in the Contract;

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on NYMEX (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Contract, which are traded on any major U.S. exchange; or

(C)	the failure on any day of NYMEX to publish the official daily settlement price for that day for the Contract.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of NYMEX;

(2)	a suspension in trading on NYMEX (without taking into account any extended or after-hours trading session), in the Contract, by reason of a price change reflecting the maximum permitted price change from the previous trading day’s settlement price will constitute a Market Disruption Event; and

(3)	a suspension of or material limitation on trading on NYMEX will not include any time when that exchange is closed for trading under ordinary circumstances.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, designated as Leveraged Natural Gas Notes linked to the Value of Natural Gas which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit, shall be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount, shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a pre-paid cash-settled financial contract linked to the value of the Contract.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 11, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) ____________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.